HLM GLOBAL
                          EQUITY LIMITED PARTNERSHIP,
                      a New Jersey Limited Partnership


  	WHEREAS, HLM Global Equity Limited Partnership, a New Jersey limited partnership (the "Partnership"), was formed pursuant to that certain Limited Partnership Agreement, dated as of September 16, 1991, which was amended and restated by that certain Amended and Restated Limited Partnership Agreement dated as of November 1, 1994 (as so amended and restated, the "Partnership Agreement"); and

  	WHEREAS, the Partnership desires to facilitate its conversion, in effect, to a registered investment company (also known as a "mutual fund");

  	NOW, THEREFORE, upon the approval of the limited partners pursuant to
Section 7.06(c) of the Partnership Agreement, the Partnership Agreement is amended as follows:

  	1.  	Defined Terms:  Capitalized terms used herein without definition shall have the meanings given such terms in the Partnership Agreement.

  	2.  	Effect on Partnership Agreement.  Except as expressly provided herein, the terms and provisions of the Partnership Agreement shall be unchanged and shall continue in full force and effect.

  	3.  	Amendment to Article II.  A new Section 2.05 is hereby added to the end of Article II of the Partnership Agreement, to read as follows:

      		2.05	Conversion to Registered Investment Company ("Mutual Fund").
Notwithstanding anything to the contrary contained in this part Agreement, the
General Partner shall have the power and authority, at any time and from time to time, to cause the Partnership to, in effect, convert into or merge with a mutual fund; provided that the terms and structure of any transaction to accomplish such result shall require the vote of the Limited Partners using the procedures and voting requirements set forth in Sections 7.06, 7.07 and 7.08, as applicable, of this part Agreement.

  	4.	Amendment of Certificate of Limited Partnership.  The General Partner is
hereby authorized to prepare, execute and file a Certificate of Amendment of the
Partnership's Certificate of Limited Partnership in order to reflect this
Amendment.